Exhibit 4.7
EXECUTION COPY
     AMENDMENT NO. 1 dated as of December 12, 2008 (this “Amendment”), to the Credit Agreement dated as of February 7, 2007 (the “Credit Agreement”), among COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE-VERITAS, a société anonyme incorporated under the laws of France (registration number 969 202 241 RCS Paris) (the “Borrower”), the Lenders (as defined in Article I of the Credit Agreement), NATIXIS, as facility agent (in such capacity, the “Facility Agent”) for the Lenders, and CREDIT SUISSE, as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.
     A. Pursuant to the Credit Agreement, the Lenders have extended, and have agreed to extend, credit to the Borrower.
     B. The Borrower and the Lenders have agreed to amend the Credit Agreement as set forth herein.
     C. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.
     Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
     SECTION 1. Amendments. (a) Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Fee Letter” and “Fees” that appear immediately after the definition of “Demand Securities”.
     (b) The definition of the term “Excess Cash Flow” set forth in Section 1.01 of the Credit Agreement is hereby amended by adding at the end of clauses (b)(vi) and (b)(vii) thereof the phrase “(except to the extent amounts used to fund the same were attributable to the Available Amount)”.
     (c) Section 1.01 of the Credit Agreement is hereby further amended by adding in the appropriate alphabetical location the following definition:
     “Massy Sale and Leaseback” shall mean (i) the sale by the Borrower of its former headquarters in Massy, France and (ii) the leaseback by CGGVeritas Services SA (formerly CGG Services SA) of its principal headquarters in Massy, France.
     (d) The definition of the term “Permitted Acquisition” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the word “or” at the end of clause (g) thereof and inserting at the end of clause (h) thereof the phrase “; or (i) pursuant to clause (e) of the definition of Permitted Share Issue”.
     (e) The definition of the term “Permitted Disposal” set forth in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the word “or” at the end of clause (q) thereof and inserting at the end of clause (r) thereof the phrase “; or (s) pursuant to clause (e) of the definition of Permitted Share Issue” and (ii) deleting in clause (o) thereof the phrase “a sale and leaseback of the Borrower’s Massy Principal headquarters in Massy, France” and inserting in its place the phrase “the Massy Sale and Leaseback”.
     (f) The definition of the term “Permitted Financial Indebtedness” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting in clause (g)(ii) thereof the phrase “the sale and leaseback of the Borrower’s Massy Principal headquarters in Massy, France” and inserting in its place the phrase “the Massy Sale and Leaseback”.
     (g) The definition of the term “Permitted Investment” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase “(other than a Subsidiary)”.
     (h) The definition of the term “Permitted Loan” set forth in Section 1.01 of the Credit Agreement is hereby amended by inserting immediately before clause (c) thereof the phrase “less the total amount of cash and non-cash consideration paid for Equity Interests issued pursuant to clause (e)(vi) of the definition of Permitted Share Issue (to the extent such Equity Interests were not issued to capitalize loans existing on the Closing Date)”.
     (i) The definition of the term “Permitted Share Issue” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (e)(iv) thereof and inserting at the end of clause (e)(v) thereof the phrase “and (vi) of Equity Interests by a non-Obligor to an Obligor for consideration in an amount not to exceed $275,000,000 at any time outstanding”.
     (j) The definition of the term “Qualifying Acquisition” set forth in Section 1.01 of the Credit Agreement is hereby amended by inserting immediately after the parenthetical set forth therein the phrase “, it being understood that, for the purposes of an acquisition that is consummated pursuant to a public tender offer, such condition shall be deemed satisfied by the acquisition of not less than a majority of the issued Equity Interests of such entity so long as such public tender offer is made for not less than 75% of the issued Equity Interests of such entity”.
     (k) The definition of the term “U.S. First Lien Credit Agreement” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the words “Facility Agent” and inserting in its place the words “Administrative Agent”.
     (l) The Credit Agreement is hereby further amended by adding at the end of Article II thereof the following new section:
          SECTION 2.22. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Credit Lender is a Defaulting Lender:

     (i) if any Swingline Exposure exists at the time a Revolving Credit Lender is a Defaulting Lender, the Borrower shall within one Business Day following notice by the Facility Agent prepay such Swingline Exposure or, if agreed by the Swingline Lenders, cash collateralize the Swingline Exposure of the Defaulting Lender on terms satisfactory to the Swingline Lenders; and
     (ii) the Swingline Lenders shall not be required to fund any Swingline Loan unless it is satisfied that cash collateral will be provided by the Borrower in accordance with Section 2.22(a)(i).
     (b) Without limiting Section 9.08, this Section 2.22 may not be amended, waived or otherwise modified without the prior written consent of the Facility Agent and the Swingline Lenders.
     (m) Section 6.05 of the Credit Agreement is hereby amended by inserting immediately after the phrase “any shares or securities” set forth therein the phrase “of any other person (other than the Borrower or any Subsidiary, in each case, to the extent otherwise permitted under this Agreement)”.
     (n) Section 6.12(b)(x) of the Credit Agreement is hereby amended and restated to read as follows:
“(x) so long as no Event of Default then exists or would result therefrom, the Borrower and the Subsidiaries may make other Restricted Payments (I) other than as provided in subclause (II) below, in an aggregate amount, together with all other such Restricted Payments, less than or equal to $50,000,000, and (II) from and after the time at which $50,000,000 of Restricted Payments permitted by this clause (x) have been made, so long as after giving effect to such Restricted Payment and any financing therefor (A) the Total Leverage Ratio calculated on a pro forma basis would be less than or equal to 1.50 to 1.00, (B) the Borrower and its Subsidiaries would have cash on hand in an aggregate amount of not less than $200,000,000 and (C) the sum of (1) the amount of unused and available Revolving Credit Commitments plus (2) the amount of unused and available commitments under the U.S. First Lien Facilities shall not be less than $100,000,000, in amounts in excess of the $50,000,000 provided for in subclause (I) of this clause (x); provided that any amounts in excess of $100,000,000 used pursuant to this subclause (II) must be in an amount less than or equal to the Available Amount that is Not Otherwise Applied at the time such transaction is consummated (it being understood that a single transaction may utilize amounts available, if any, under both subclause (I) and subclause (II) of this clause (x)).”
     SECTION 2. Amendment Fee. In consideration of the agreements of the Lenders contained in this Amendment, the Borrower agrees to pay to each Lender that executes this Amendment at or prior to 12:00 (noon) New York City time, on December 12, 2008, through the Facility Agent, an amendment fee (the “Amendment Fee”) in an amount equal to 0.25% of the sum of the aggregate principal amount outstanding of such

Lender’s Revolving Credit Commitments (whether used or unused) as of such date. The Amendment Fee shall be payable in immediately available funds on, and subject to the occurrence of, the Amendment Effective Date.
     SECTION 3. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to each of the Lenders, the Facility Agent and the Collateral Agent that, after giving effect to this Amendment, (a) the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date and (b) no Default or Event of Default has occurred and is continuing.
     SECTION 4. Effectiveness. This Amendment shall become effective as of the date set forth above (the “Amendment Effective Date”) on the date on which the following conditions shall be satisfied: (a) the Facility Agent shall have received execution copies of this Amendment that bear the signatures of the Borrower and the Majority Lenders, (b) the Facility Agent shall have received the Amendment Fee on behalf of the Lenders specified in Section 3 above and (c) the Facility Agent shall have received an executed copy of Amendment No. 1 and Agreement to the U.S. First Lien Credit Agreement, dated as of December 1, 2008, among CGGVeritas Services Holding (U.S.), Inc. (formerly known as Volnay Acquisition Co. I), Compagnie Générale De Géophysique-Veritas (formerly known as Compagnie Générale De Géophysique), the lenders (as defined in Article I of the U.S. First Lien Credit Agreement), and Credit Suisse, as administrative agent and collateral agent for the Lenders.
     SECTION 5. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Collateral Agent or the Facility Agent, under the Credit Agreement or any other Finance Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Finance Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any party to the Credit Agreement to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Finance Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the date hereof, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby. This Amendment shall constitute a “Finance Document” for all purposes of the Credit Agreement and the other Finance Documents.
     SECTION 6. Applicable Law. This Amendment is governed by French law. The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Amendment (including a dispute regarding the existence, validity or termination of this Amendment) (a “Dispute”). This Section is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
     SECTION 7. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
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This amendment has been entered into on the date stated at the beginning of this Amendment.
Compagnie Générale de Géophysique — Véritas, as Borrower

By:	/s/ Stephane-Paul Frydman
	Name:	Stephane-Paul Frydman
	Title:	Chief Financial Officer

		Commitment
	LENDERS	(%)

	Natixis	22,5

By:	/s/ Augustin Bourcier de Carbon
	/s/ Julie Lemonnier

	Name:
	Augustin Bourcier de Carbon
	Julie Lemonnier
	Title:

	Société Générale	22,5

By:	/s/ Augustin Bourcier de Carbon
	/s/ Julie Lemonnier

	Name:
	Augustin Bourcier de Carbon
	Julie Lemonnier
	Title::

BNP Paribas		22,5

By:	/s/ Augustin Bourcier de Carbon
	/s/ Julie Lemonnier

Name:
Augustin Bourcier de Carbon
Julie Lemonnier
Title:

Crédit Mutuel-CIC (acting through Crédit Industriel et Commercial)		12,5

By:	/s/ Augustin Bourcier de Carbon
	/s/ Julie Lemonnier

Name:
Augustin Bourcier de Carbon
Julie Lemonnier
Title:

		Commitment
	LENDERS	(%)

	Calyon	10

By:	/s/ Augustin Bourcier de Carbon
	/s/ Julie Lemonnier

	Name:
	Augustin Bourcier de Carbon
	Julie Lemonnier
	Title:

KBC		10

By:	/s/ Augustin Bourcier de Carbon
	/s/ Julie Lemonnier

Name:
Augustin Bourcier de Carbon
Julie Lemonnier
Title: